Press Release   Contact:     Martha A. Buckley
                             Foamex International Inc.
                             (610) 859-2952

                FOR IMMEDIATE RELEASE


                FOAMEX INTERNATIONAL INC. REPORTS RECORD RESULTS FOR 1999

            --------------------------------------------------------
            o    Record Sales, Operating Income and EBDAIT Reported
            o    Operating Income Before Special Charges Rose 59%
            o    Debt Reduced by $55 million
            --------------------------------------------------------

     LINWOOD, PENNSYLVANIA, March 2, 2000 - Foamex International Inc. (Nasdaq:
     FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products, today announced record results for the year ended December 31, 1999.

         "Nineteen ninety-nine was a year of significant progress and renewed pride for Foamex," said John G. Johnson, Jr., President and Chief Executive Officer of Foamex. "As a result of the initiatives undertaken this past year, we increased sales, reduced expenses, produced record operating income and EBDAIT, and generated significant cash from operations to pay down debt."

         Net sales for the year were $1,280.0 million, an increase of 2.7% over 1998 sales of $1,246.4 million. Gross profit rose 16.7% to $180.3 million from $154.5 million in 1998. Gross profit as a percent of sales also increased to 14.1% in 1999 from 12.4% in 1998.

         SG&A expense for the year decreased by 14.5% to $76.2 million, compared with $89.2 million in the prior year, primarily as a result of cost saving initiatives implemented during the year.

         The combination of higher sales, increased gross profit and reduced expenses resulted in a 59.3% increase in operating income for the year, excluding restructuring charges and credits. Income from operations before restructuring and other charges and credits rose to $104.1 million in 1999 from $65.3 million in 1998.

         Foamex recorded restructuring and other charges of $10.5 million in 1999, principally for severance costs, plant consolidations and closure of the company's New York office. In 1998, the company reported income from restructuring and other charges of $9.7 million due to the reversal of prior years' restructuring charges. Including these charges and credits, 1999 operating income rose to $93.6 million, a 24.7% increase over 1998 operating income of $75.0 million.

         Interest and debt issuance expense for 1999 was $72.9 million compared with $72.3 million in 1998. The slight increase was due to higher interest rates and debt amortization costs, partially offset by the favorable impact of $55 million of debt reduction.

         Other income for 1999 was $1.5 million, consisting primarily of a $4.2 million gain on the sale of the company's aircraft partially offset by losses on asset disposals and other costs. Other expense for 1998 was $14.3 million.

         The 1999 effective tax rate was 11.1% and reflected the partial reversal of the deferred income tax asset valuation allowance recognized in 1998.

         Net income for 1999 was $19.7 million and diluted earnings per share were $0.78, compared with a 1998 net loss of $71.8 million or a loss of $2.87 per diluted share.

         The company's EBDAIT reached $139.8 million for the year, compared with $100.7 million in 1998.

         Commenting on the company's performance for the year, Mr. Johnson particularly emphasized the strong working capital improvement and the significant cash generated from operations. "We worked very hard to manage the assets employed in running our business. When combined with our strong operating results, we decreased accounts payable and reduced debt by a total of $117.8 million."

     Fourth Quarter Performance

         Net sales for the fourth quarter were $317.2 million, an increase of 4.6% over the $303.1 million reported in the prior year period. Gross profit was $44.1 million, or 13.9% of sales, compared with a loss of $1.4 million in the fourth quarter of 1998. Included in the fourth quarter of 1999 was $1.8 million in settlement of a business interruption claim, which offset costs incurred in the first three-quarters of 1999 related to a 1998 fire in Orlando.

         Fourth quarter 1999 SG&A expenses decreased to $19.5 million from $20.3 million in the prior year period. This was the result of cost reductions implemented during the year, partially offset by increased employee incentive compensation costs.

         Operating income, including restructuring and other charges of $0.4 million, was $24.3 million. The company's loss from operations of $12.7 million in the fourth quarter of 1998 included a net credit of $9.0 million, primarily due to the reversal of prior years' restructuring charges.

         Interest and debt issuance expense for the quarter was $18.8 million, versus $19.1 million during the comparable period in 1998, due to reduced debt levels offset by higher interest rates and debt amortization costs.

         Other expense was $1.1 million for the fourth quarter of 1999, primarily due to losses on the disposal of fixed assets. Other expense was $9.4 million in the fourth quarter of 1998.

         Net income for the quarter was $4.4 million or $0.17 per diluted share, compared with a 1998 net loss of $87.6 million or a loss of $3.50 per diluted share.

         Commenting on the company's results, Mr. Johnson said, "Our performance reflects the positive impact of the initiatives we have taken throughout 1999 to increase sales and decrease expenses, and reinforces my confidence in the long-term viability and growth potential of this company."

         He also praised the dedication and loyalty demonstrated by Foamex employees. "I am extremely proud of the 5,900 people who responded to the challenges of the past year," Mr. Johnson said. "Together, we have established a strong foundation, and we expect our positive momentum to continue into fiscal 2000 and beyond, as we execute our growth strategy and achieve our vision of becoming the premier global company in our industry.

         Foamex also announced today the appointment of David J. Prilutski, 46, as Acting Chief Financial Officer. Mr. Prilutski succeeds William R. Lewis, who has served as Interim CFO on a consulting basis since October 1999. Mr. Prilutski joined Foamex earlier this year in the newly-created position of Senior Vice President, Planning. He will continue in that role in addition to his responsibilities as Acting CFO. "Our search for a Chief Financial Officer has been slowed by the uncertainty associated with the potential change in ownership of the company," Mr. Johnson noted. "However, we have identified several excellent candidates and believe we will have a strong executive in the role within the next several months." In announcing Lewis' departure, Mr. Johnson said, "Bill has made an important and valuable contribution to our company over the past four months, and we wish him well in his future endeavors."

         Foamex, headquartered in Linwood, Pennsylvania, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, electronics and computer industries as well as filtration and acoustical applications for the home. For more information visit the Foamex web site at http://www.foamex.com.

         This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the Company's 10-K and 10-Qs filed with the Securities and Exchange Commission.

                   Foamex International Inc. and Subsidiaries
                      Consolidated Statement of Operations
                                  ($ Thousands)

                                                        4th Quarter
                                                        Comparative                           Year Comparative
                                                  1999               1998(a)               1999             1998
Net Sales                                       $317,152            $303,117          $1,279,993         $1,246,396
Gross Profit                                      44,121              (1,350)            180,308            154,505
Selling, General & Administrative Expenses        19,469              20,316              76,247             89,171
Restructuring and Other Charges (Credits)            379              (8,998)             10,491             (9,698)
                                                 -------            --------            --------           --------
Income (Loss) from Operations                     24,273             (12,668)             93,570             75,032
Interest and Debt Issuance Expense                18,797              19,085              72,908             72,295
Other Income (Expense)                            (1,089)             (9,403)              1,516            (14,348)
                                                 -------            --------            --------           --------
Income (Loss) from  Continuing  Operations         4,387             (41,156)             22,178            (11,611)
  Before Income Taxes
Provision (Benefit) for Income Taxes                 (11)             46,426               2,462             58,242
                                                 -------            --------            --------           --------
Income (Loss) from Continuing Operations           4,398             (87,582)             19,716            (69,853)
Extraordinary Loss on Early Extinguishment            --                  --                  --             (1,917)
                                                 -------            --------            --------           --------
Net Income (Loss)                                 $4,398            $(87,582)            $19,716           $(71,770)
                                                 =======           =========            ========           ========

EBDAIT (b)                                       $34,630            $(11,905)           $139,811           $100,719
                                                 =======           =========            ========           ========




Notes appear on page 7.

                                     -more-


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                                        6

                   Foamex International Inc. and Subsidiaries
                      Consolidated Statement of Operations
                         ($ Thousands, except EPS data)
                                   (Continued)

                                                            4th Quarter
                                                            Comparative                        Year Comparative
                                                       1999             1998(a)             1999              1998
                                                      ------            ------             ------            ------
Basic Earnings (Loss) Per Share:
  Income (Loss) from Continuing Operations             $0.18            $(3.50)             $0.79            $(2.79)
Extraordinary Loss on Extinguishment of                   --                --                 --             (0.08)
                                                      ------            ------             ------            ------
    Debt, Net of Income Taxes
  Earnings (Loss) Per Share                            $0.18            $(3.50)             $0.79            $(2.87)
                                                      ======            ======             ======            ======
  Weighted Average Shares Outstanding                 25,054            25,015             25,053            24,996
                                                      ======            ======             ======            ======
Diluted Earnings (Loss) Per Share:
  Income (Loss) from Continuing Operations             $0.17            $(3.50)             $0.78            $(2.79)
  Extraordinary Loss on Extinguishment of                 --                --                 --             (0.08)
                                                      ------            ------             ------            ------
    Debt, Net of Income Taxes

  Earnings (Loss) Per Share                            $0.17            $(3.50)             $0.78            $(2.87)
                                                       =====           =======              =====           =======

  Weighted Average Shares Outstanding                 25,338            25,015             25,256            24,996
                                                       =====           =======              =====           =======



Notes appear on page 7.

                                     -more-


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                                        7

                                   Foamex L.P.
                      Selective Comparative Financial Data
                                  ($ Thousands)

                                                                      4th Quarter
                                                                      Comparative                   Year Comparative
                                                                  1999           1998(a)          1999             1998
Net Sales                                                       $295,754        $284,354       $1,190,679      $1,155,918
Income (Loss) from Operations                                     20,311         (13,518)          84,247          65,508
% of Sales                                                          6.9%              --              7.1%            5.7%
EBDAIT(b)                                                        $30,401        ($14,431)        $127,658         $87,041
% of Sales                                                         10.3%              --             10.7%            7.5%

Notes to Consolidated Statements of Operations and Selective Comparative Financial Data


a) 1998 results have been restated to conform to the amended Form 10-Q filings for Foamex International Inc. and Foamex L.P.

b) EBDAIT consists of earnings before depreciation, amortization, interest, income taxes, restructuring and other charges and non-operating income and expense. EBDAIT is not intended to represent cash flow for the period.





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